FOR IMMEDIATE RELEASE


Contacts:
Lauren T. Barnett, President and CEO
Tel: (518) 842-7200  Fax: (518) 842-7500
Harold A. Baylor, Jr., Vice Pres., CFO & Treasurer
Tel: (518) 842-7200  Fax: (518) 842-1688


                 AMBANC & AFSALA Receive OTS Approval For Merger

     Amsterdam,  N.Y.,  October 29, 1998 -- AMBANC  HOLDING CO.,  INC.  (NASDAQ:
AHCI), parent company of Amsterdam Savings Bank, announced today that it has received approval from the Office of Thrift Supervision (OTS) for its merger with AFSALA BANCORP, INC. (NASDAQ: AFED), parent company of Amsterdam Federal Bank.

     The shareholders of both companies voted to approve the transaction at special shareholders' meetings held in September of this year. The Merger is expected to close in November. Upon consummation of the Merger, each outstanding share of AFSALA common stock will be converted into 1.07 shares of Ambanc common stock.

     Following the merger, Amsterdam Savings Bank and Amsterdam Federal Bank will operate as one bank under the name "Mohawk Community Bank" and will have total assets of approximately $700 million. Mohawk Community Bank will also have total deposits of approximately $460 million and serve customers in 18 upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego and Chenango counties.

     John M. Lisicki, who will become President and CEO of AMBANC and Mohawk Community Bank in the Merger, said that he was very happy to have obtained the approval of OTS. Lisicki, currently Chairman, CEO & President of AFSALA Bancorp and Amsterdam Federal Bank, said he is looking forward to closing the Merger. Lisicki added he is enthusiastic about the combined institution's ability to provide banking and financial services in the community banking tradition established by Amsterdam Federal Bank and Amsterdam Savings Bank. Mr. Lisicki further added that the primary benefit of the two companies becoming one is the opportunity to enhance shareholder value by consolidating resources and eliminating duplication, in addition to allowing Mohawk Community Bank to continue to provide high levels of personal service to customers and communities.

     Lauren T. Barnett, who will retire from his interim role as President and CEO of AMBANC and Amsterdam Savings Bank, said that it was a proud day for him, the employees and the board of his company. He agreed with Mr. Lisicki's sentiments and added that he was impressed with the energy and proficiency of the team of employees and consultants who have been working tirelessly to bring about the consummation of the merger.


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